EXHIBIT 23.2

Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Blue Rhino Corporation Amended and Restated Stock Option Plan for Non-Employee Directors for the registration of 400,000 shares of Blue Rhino Corporation common stock of our report dated September 16, 2003, except for the last paragraph of Note 2 as to which the date is October 8, 2003, with respect to the consolidated financial statements and schedule of Blue Rhino Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greensboro, North Carolina
January 7, 2004